Filed pursuant to Rule 424(b)(3)

Registration No. 333-255038

PROSPECTUS

1,341,682 Shares

InspireMD, Inc.

Common Stock

The selling stockholder named in this prospectus, or the selling stockholder, may use this prospectus to offer and resell from time to time up to 1,341,682 shares of our common stock, which are the shares of our common stock held by the selling stockholder.

The selling stockholder received these shares of our common stock from us pursuant to a private placement transaction, which was consummated on February 5, 2021. We are registering the offer and resale of these shares of our common stock to satisfy a covenant set forth in the investor rights agreement executed concurrently with securities purchase agreement under which the private placement was effected, pursuant to which we agreed to register the resale of these shares of our common stock within a limited period of time following the date of the agreement.

We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

Any shares of our common stock subject to resale hereunder will have been issued by us and received by the selling stockholder prior to any resale of such shares pursuant to this prospectus.

The selling stockholder, or its donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the selling stockholder, see “Plan of Distribution” beginning on page 9 of this prospectus.

Our common stock is listed on the NYSE American under the symbol “NSPR.” On April 1, 2021, the last reported sale price of our common stock as reported on the NYSE American was $0.67 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. The selling stockholder may resell, from time to time, in one or more offerings, the shares of our common stock offered by this prospectus. Information about the selling stockholder may change over time. When the selling stockholder sells shares of our common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is the selling stockholder seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of our common stock are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the shares of our common stock offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference herein or therein is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. As used in this prospectus, unless the context otherwise indicates, the terms “we,” “our,” “us,” or “the Company” refer to InspireMD, Inc., a Delaware corporation, and its subsidiaries taken as a whole.

Our Business

We are a medical device company focusing on the development and commercialization of our proprietary MicroNet™ stent platform technology for the treatment of complex vascular and coronary disease. A stent is an expandable “scaffold-like” device, usually constructed of a metallic material, that is inserted into an artery to expand the inside passage and improve blood flow. Our MicroNet, a micron mesh sleeve, is wrapped over a stent to provide embolic protection in stenting procedures.

Our CGuard™ carotid embolic prevention system (“CGuard EPS”) combines MicroNet and a self-expandable nitinol stent in a single device for use in carotid artery applications. Our CGuard EPS received CE mark approval in the European Union in March 2013 and was fully launched in Europe in September 2015. Subsequently, we launched CGuard EPS in Russia and certain countries in Latin America and Asia, including India. In September 2020, we launched CGuard EPS in Brazil after receiving regulatory approval in July 2020 and, as discussed below, on February 3, 2021 we executed a distribution agreement with Chinese partners for the purpose of expanding our presence in China. Currently, we are seeking strategic partners for a potential launch of CGuard EPS in Japan.

On September 8, 2020, we received approval from the U.S. Food and Drug Administration (“FDA”) of our Investigation Device Exemption (“IDE”), thereby allowing us to proceed with a pivotal study of our CGuard™ Carotid Stent System, CARENET-III, for prevention of stroke in patients in the United States. CARENET-lll is a prospective, multicenter, single-arm, pivotal study to evaluate the safety and efficacy of the CGuard™ Carotid Stent System when used to treat symptomatic and asymptomatic carotid artery stenosis in patients undergoing carotid artery stenting. The trial will enroll approximately 315 subjects in a maximum of 40 study sites located in the United States. Additional sites in Europe may also participate in the study, contributing a maximum of ~50% of the total enrollees. The primary endpoint of the study will be the composite of the following: incidence of the following major adverse events: death (all- cause mortality), all stroke, and myocardial infarction (DSMI) through 30-days post-index procedure, based on the clinical events committee (CEC) adjudication or ipsilateral stroke from 31-365 day follow-up, based on Clinical Events Committee (CEC) adjudication.

Additionally, we intend to continue to invest in current and future potential product and manufacturing enhancements for CGuard EPS that are expected to reduce cost of goods and/or provide the best-in-class performing delivery system. In furtherance of our strategy that focuses on establishing CGuard EPS as a viable alternative to vascular surgery, we are exploring adding new delivery systems and accessory solutions for procedural protection to our portfolio.

We consider the addressable market for our CGuard EPS to be individuals with diagnosed, symptomatic high-grade carotid artery stenosis (HGCS, ≥70% occlusion) for whom intervention is preferable to medical (drug) therapy. This group includes not only carotid artery stenting patients but also individuals undergoing carotid endarterectomy, as the two approaches compete for the same patient population. Assuming full penetration of the intervention caseload by CGuard EPS, we estimate that the addressable market for CGuard EPS was approximately $1.0 billion in 2017 (source: Health Research International 2017 Results of Update Report on Global Carotid Stenting Procedures and Markets by Major Geography and Addressable Markets).

Our MGuard™ Prime™ embolic protection system (“MGuard Prime EPS”) is marketed for use in patients with acute coronary syndromes, notably acute myocardial infarction (heart attack) and saphenous vein graft coronary interventions (bypass surgery). MGuard Prime EPS combines MicroNet with a bare-metal cobalt-chromium based stent. MGuard Prime EPS received CE mark approval in the European Union in October 2010 for improving luminal diameter and providing embolic protection. However, as a result of a shift in industry preferences away from bare-metal stents in favor of drug-eluting (drug-coated) stents, in 2014 we decided to curtail further development of this product in order to focus on the development of a drug-eluting stent product, MGuard DES™. Due to limited resources, however, our efforts have been limited to testing drug-eluting stents manufactured by potential partners for compatibility with MicroNet and seeking to incorporate MicroNet onto a drug-eluting stent manufactured by a potential partner. The FDA has clarified that the primary mode of action for drug-eluting cardiovascular stents, which are regulated as combination products, is that of the device component and has assigned the FDA Center for Devices and Radiological Health (CDRH) primary responsibility for premarket review and regulation, providing some clarity about what to expect regarding the regulatory framework related to the development of MGuard DES™.

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We also intend to develop a pipeline of other products and additional applications by leveraging our MicroNet technology to new applications to improve peripheral vascular and neurovascular procedures, such as the treatment of the superficial femoral artery disease, vascular disease below the knee and neurovascular stenting to seal aneurysms in the brain.

Presently, none of our products may be sold or marketed in the United States.

Recent Developments

Public Offering

On February 8, 2021, we closed an underwritten public offering of 29,032,258 units, with each such unit being comprised of one share of our common stock, par value $0.0001 per share, and one Series G Warrant to purchase one-half of one share of our common stock. The offering price to the public was $0.62 per unit. The Series G Warrants were immediately exercisable at a price of $0.682 per share, subject to adjustment in certain circumstances, and expire five years from the date of issuance. We also granted the underwriter of the offering an option to purchase an additional 4,354,838 shares of our common stock and Series G Warrants to purchase 2,177,419 shares of our common stock, which the underwriter exercised in full. In connection with the offering we granted to the underwriter a compensation warrant to purchase up to 1,669,355 shares of our common stock with an exercise price of $0.682 per share and which are exercisable for five years from February 3, 2021. Our net proceeds from the offering, after giving effect to the exercise of the underwriter’s over-allotment option, were approximately $18.9 million, after deducting underwriting discounts and commissions and payment of other expenses associated with the offering, but excluding the proceeds, if any, from the exercise of Series G Warrants sold in the offering.

Distribution and Purchase Agreement with Chinese Partners

On February 3, 2021, we entered into a Distribution Agreement with three China-based partners, pursuant to which the Chinese partners will be responsible for conducting the necessary registration trials for commercial approval of our products in China, followed by an eight-year exclusive distribution right to sell our products in China with the term of the agreement continuing on a year-to-year basis unless terminated. Under the Distribution Agreement, the China-based partners will be subject to minimum purchase obligations. The Distribution Agreement may be terminated for cause upon failure to meet minimum purchase obligations, failure to obtain regulatory approvals or for other material breaches.

In addition, and on the same day, we entered into an investment transaction with QIDI, which included (i) a securities purchase agreement, or SPA, pursuant to which QIDI Asia Medical Limited, a Hong Kong limited company, or QIDI, agreed to invest $900,000 in exchange for shares of our common stock at a purchase price of $0.6708 per share, and (ii) an investor rights agreement, or IRA, whereby QIDI was provided certain customary registration rights, including a commitment by us to file a registration statement with the SEC on Form S-1 or Form S-3 and have such registration statement become effective not later than 150 days following the closing of the transactions under the SPA.

The transactions closed on February 5, 2021.

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ATM Offering

On July 28, 2020, we entered into a Sales Agreement with A.G.P. pursuant to which we may offer and sell, from time to time, at our option, through or to A.G.P., up to an aggregate of approximately $9,300,000 of shares of our common stock (the “ATM Facility”). On January 11, 2021, we increased the aggregate amount of shares of our common stock that may be sold under the Sales Agreement from $9,300,000 to $10,382,954, and, as a result, utilized and sold the maximum amount allowable under the ATM Facility, which resulted in an aggregate amount of $10,381,958.

COVID-19 Developments

In an effort to contain and mitigate the spread of COVID-19, which the World Health Organization, or WHO, declared to be a pandemic on March 12, 2020, many countries have imposed unprecedented restrictions on travel, quarantines and other public health safety measures. As of the beginning of the second quarter of 2020, we began to experience a significant COVID-19 related impact on our financial condition and results of operations, which we primarily attribute to the postponement of CGuard EPS procedures (non-emergency procedures), as hospitals shifted resources to patients affected by COVID-19. To our knowledge, most European countries in which we operate are slowly reinstating elective procedures, but we do not know when the hospitals will resume to normal pre-pandemic levels with such procedures in light of recent increases in COVID-19 cases in the territories we sell into. We anticipate that the continuation of the pandemic and related restrictions and safety measures would likely result in continued fluctuations in sales of our products for the upcoming periods. For more discussion on our risks related to COVID-19, please see risk factors included under “Item 1A. Risk Factors” herein.

In response to significant market volatility and uncertainties relating to COVID-19, the fees and salaries of our Board, management and most of our employees were reduced in order to alleviate corporate operating expenses.

Effective April 1, 2020, the Board approved a 50% decrease in the annual cash compensation for non-employee directors from an aggregate amount of $154,000 to $77,000. Effective as of the same date, we reduced the annual salaries of most of our employees by 20% to 30% until further notice.

On April 21, 2020, Marvin Slosman, our President, Chief Executive Officer and Director, and Craig Shore, our Chief Financial Officer, Chief Administrative Officer, Secretary and Treasurer, each signed waivers reducing their monthly base salaries for the period beginning April 1, 2020 and which, pursuant to their independent determinations, ended on June 1, 2020. Each of the salaries for the remaining officers, directors and employees was similarly reinstated by no later than June 30, 2020.

As a result of the reduction of those fees and salaries during the second quarter of 2020, our operating expenses were reduced by approximately $235,000 in the second quarter of 2020.

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Corporate Information

We were organized in the State of Delaware on February 29, 2008. Our principal executive offices are located at 4 Menorat Hamaor St., Tel Aviv, Israel 6744832. Our telephone number is (888) 776-6804. Our website address is www.inspiremd.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

THE OFFERING

Securities offered by the selling stockholder	Up to 1,341,682 shares of our common stock, par value $0.0001 per share that have been issued to the selling stockholder pursuant to the securities purchase agreement by and between the Company and the selling stockholder, dated February 3, 2021.

Selling stockholder	All of the shares of our common stock are being offered by the selling stockholder. See “Selling Stockholder” on page 7 of this prospectus for more information on the selling stockholder.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering. See “Use of Proceeds” beginning on page 6 of this prospectus for additional information.

Registration Rights	Under the terms of the IRA with the selling stockholder, we have agreed to file the registration statement of which this prospectus forms a part in order to register the resale by the selling stockholder of the shares of our common stock offered hereby. See “Selling Stockholder” on page 7 of this prospectus for additional information.

Plan of Distribution	The selling stockholder, or its pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of our common stock offered under this prospectus from time to time through public or private transactions at our prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder may also resell the shares of our common stock offered under this prospectus to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 9 of this prospectus for additional information on the methods of sale that may be used by the selling stockholder.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information beginning on page 5 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus and the documents incorporated herein and therein by reference before deciding to invest in our common stock.

NYSE American symbol for common stock	“NSPR”

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RISK FACTORS

An investment in our securities involves certain risks. Before investing in our securities, you should carefully consider the risk set forth below, as well as the risks described in our most recent Annual Report on Form 10-K, any updates to those risks in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. In any case, the value of the securities offered by means of this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

The sale of a substantial number of shares of our common stock in the public market, including resale of the shares issued to the selling stockholder, could adversely affect the prevailing market price for our common stock.

We are registering for resale 1,341,682 shares of our common stock that we have issued to the selling stockholder pursuant to the SPA. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities. We cannot predict if and when the selling stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of our common stock or other equity or debt securities exercisable for, or convertible into, shares of our common stock. Any such issuances could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the impact of the COVID-19 pandemic on our manufacturing, sales, business plan and the global economy;

●	negative clinical trial results or lengthy product delays in key markets;

●	our ability to maintain compliance with the NYSE American listing standards;

●	our ability to generate revenues from our products and obtain and maintain regulatory approvals for our products;

●	our ability to adequately protect our intellectual property;

●	our dependence on a single manufacturing facility and our ability to comply with stringent manufacturing quality standards and to increase production as necessary;

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●	the risk that the data collected from our current and planned clinical trials may not be sufficient to demonstrate that our technology is an attractive alternative to other procedures and products;

●	market acceptance of our products;

●	our need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute out stockholders’ ownership interests;

●	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

●	entry of new competitors and products and potential technological obsolescence of our products;

●	inability to carry out research, development and commercialization plans;

●	loss of a key customer or supplier;

●	technical problems with our research and products and potential product liability claims;

●	product malfunctions;

●	price increases for supplies and components;

●	adverse economic conditions;

●	insufficient or inadequate reimbursement by governmental and other third-party payers for our products;

●	our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful;

●	adverse federal, state and local government regulation, in the United States, Europe or Israel and other foreign jurisdictions;

●	the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction;

●	the escalation of hostilities in Israel, which could impair our ability to manufacture our products; and

●	loss or retirement of key executives and research scientists.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. You should review carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” in our recently filed Annual Report on Form 10-K for a discussion of these and other risks that relate to our business and investing in shares of our common stock. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

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SELLING STOCKHOLDER

Background Regarding the Selling Stockholder

On February 5, 2021, we issued 1,341,682 shares of our common stock to the selling stockholder in a private placement, exempt from registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to the SPA.

Under the terms of the SPA and the IRA, each executed concurrently with the selling stockholder, we agreed, among other things:

(i)	to issue to the selling stockholder 1,341,682 shares of our common stock; and

(ii)	to file a registration statement with the SEC under the Securities Act in order to register the resale of the shares of our common stock issued pursuant to the SPA and to have that registration statement declared effective within one hundred and fifty (150) days of the signing of the SPA.

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Information About Selling Stockholder Offering

The following table sets forth the number and percentage of shares of our common stock beneficially owned by the selling stockholder as of March 25, 2021, taking into account number of shares that may be offered under this prospectus and the number and percentage of our common stock beneficially owned by the selling stockholder assuming all of the shares offered under this prospectus are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholder. The information in the table below and the footnotes thereto regarding shares of our common stock to be beneficially owned after the offering under this prospectus assumes the sale of all shares of our common stock being offered by the selling stockholder under this prospectus. The percentage of shares of our common stock owned prior to and after the offering under this prospectus is based on 117,791,865 shares of our common stock outstanding as of March 25, 2021. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholder has sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned.

Except as described above, neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.

As used in this prospectus, the term “selling stockholder” includes the selling stockholder named below and any donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer.

The number of shares in the column “Maximum Number of Shares Offered” represents all of the shares of our common stock that the selling stockholder may offer under this prospectus. The fourth column assumes the sale of all the shares of our common stock offered by the selling stockholder under this prospectus and that the selling stockholder does not acquire any additional shares of our common stock before the completion of the offering under this prospectus. However, because the selling stockholder may sell all or some of the shares offered under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of our common stock that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. The selling stockholder may sell some, all or none of the shares of our common stock offered under this prospectus. We do not know how long the selling stockholder will hold the shares of our common stock offered under this prospectus before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of our common stock.

	Ownership Before Offering			Ownership After Offering
Selling Stockholder	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned	Maximum number of shares of common stock offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
QIDI Medical Asia Limited (1)	1,341,682	1.14%	1,341,682	-	-%

(1)	Wenjing Liu, may be deemed to share voting and investment power with respect to the shares of our common stock held by the selling stockholder.

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PLAN OF DISTRIBUTION

The selling stockholder, including its pledgees, donees, transferees, distributees, beneficiaries or other successors in interest, may from time to time offer some or all of the shares of our common stock offered under this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus by the selling stockholder. We will bear all fees and expenses incident to our obligation to register the shares of our common stock offered under this prospectus.

The selling stockholder may sell all or a portion of the shares of our common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at privately negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.

The selling stockholder may use any one or more of the following methods when disposing of shares of our common stock or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an over-the-counter distribution;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the effective date of the registration statement of which this prospectus forms a part;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the selling stockholder to include the pledgee, transferee, or other successors in interest as selling stockholder under this prospectus. The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of our common stock in the course of hedging the positions it assumes. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the shares of our common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of our common stock offered under this prospectus, which shares of our common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects certain transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with applicable rules of the Financial Industry Regulatory Authority, Inc., or FINRA; and in the case of a principal transaction a markup or markdown in compliance with applicable FINRA rules.

The aggregate proceeds to the selling stockholder from the sale of the shares of our common stock offered under this prospectus will be the purchase price of the shares of common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents. We will not receive any of the proceeds from the offering under this prospectus.

The selling stockholder also may resell all or a portion of the shares of our common stock offered under this prospectus in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of our common stock may be underwriting discounts and commissions under the Securities Act. The selling stockholder is subject to the prospectus delivery requirements of the Securities Act.

To the extent required pursuant to Rule 424(b) under the Securities Act, the shares of our common stock to be sold, the name of the selling stockholder, the purchase price and public offering price, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless the shares been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholder and any other person participating in a sale of shares of our common stock registered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be read and copied at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.inspire-md.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

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We have filed with the SEC a registration statement under the Securities Act, relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above, or for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our website, www.inspire-md.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021;

●	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the SEC on the following dates: January 11, 2021, January 19, 2021, February 3, 2021, February 9, 2021, March 10, 2021 and March 17, 2021; and

●	The description of our common stock, which is contained in our registration statement on Form 8-A, filed with the SEC on March 12, 2013, as supplemented by Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 10, 2020, and as may be further updated or amended in any amendment or report filed for such purpose.

All filings filed by us pursuant to the Exchange Act of 1934 after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into this prospectus.

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You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: 4 Menorat Hamaor St., Tel Aviv, Israel 6744832, Attention: Craig Shore, Chief Financial Officer, or made by phone at (888) 776-6804. You may also access the documents incorporated by reference in this prospectus through our website at www.inspire-md.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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1,341,682 Shares

COMMON STOCK

PROSPECTUS

April 20, 2021